Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fourth Amended and Restated 2004 Long-Term Incentive Plan and the ARAM Systems Employee Inducement Stock Option Program of ION Geophysical Corporation of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of ION Geophysical Corporation and subsidiaries, included in its Annual Report (Form 10-K), as amended by Form 10-K/A, for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of ION Geophysical Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Houston, Texas
November 13, 2008